Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P.

Forward-looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. We caution investors that any forward-looking statements presented in this report, or which management may make orally or in writing from time to time, are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions, do not relate solely to historical matters and are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you that forward-looking statements are not guarantees of future performance and will be impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they were made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following: general risks affecting the real estate industry; risks associated with changes in University admission or housing policies; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively our growth and expansion into new markets or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, volatility in capital and credit markets, increases in interest rates, and volatility in the securities markets; costs of compliance with the Americans with Disabilities Act and other similar laws; potential liability for uninsured losses and environmental contamination; possible adverse changes in tax and environmental laws; and the other factors discussed in the “Risk Factors” contained in Item 1A of the Form 10-K of American Campus Communities, Inc. for the year ended December 31, 2011.

Our Company and Our Business

Overview

American Campus Communities Operating Partnership, L.P. (the “Operating Partnership”, “we”, “are” or “us”) is a Maryland limited partnership that is one of the largest owners, managers and developers of high quality student housing properties in the United States in terms of beds owned and under management. The Operating Partnership’s controlling limited partner, American Campus Communities, Inc. (“ACC” or the “Company”) is a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, financing, development, construction management, leasing and management of student housing properties. ACC’s common stock is publicly traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “ACC”.

Property Portfolio

As of December 31, 2011, our property portfolio contained 116 properties with approximately 71,800 beds in approximately 22,900 apartment units. Our property portfolio consisted of 101 owned off-campus student housing properties that are in close proximity to colleges and universities, 10 ACE properties operated under ground/facility leases with five university systems, four on-campus participating properties operated under ground/facility leases with the related university systems, and one property containing a retail shopping center which we plan to develop into a mixed-use community including both student housing and retail. Of the 116 properties, 11 were under development as of December 31, 2011, and when completed will consist of a total of approximately 6,700 beds in approximately 1,900 units. Our communities contain modern housing units and are supported by a resident assistant system and other student-oriented programming, with many offering resort-style amenities.

We believe that the ownership and operation of student housing communities in close proximity to selected colleges and universities presents an attractive long-term investment opportunity for our investors. We intend to continue to execute our strategy of identifying existing differentiated, typically highly amenitized, student housing communities or development opportunities in close proximity to university campuses with high barriers to entry which are projected to experience substantial increases in enrollment and/or are under-serviced in terms of existing on and/or off-campus student housing.

Third-Party Development and Management Services

We provide development and construction management services for student housing properties owned by universities, 501(c) 3 foundations and others. Our clients have included some of the nation’s most prominent systems of higher education. We have developed student housing properties for these clients and a majority of the time have been retained to manage these properties following their opening. As of December 31, 2011, we were under contract on four third-party development projects that are currently in progress and whose fees range from $0.5 million to $4.6 million. As of December 31, 2011, fees of approximately $2.9 million remained to be earned by us with respect to these projects, which have scheduled completion dates of August 2012.

As of December 31, 2011, we also provided third-party management and leasing services for 31 properties that represented approximately 24,200 beds in approximately 9,600 units, and one joint venture property in which we own a noncontrolling interest with approximately 600 beds in approximately 200 units. Our third-party management and leasing services are typically provided pursuant to management contracts that have initial terms that range from one to five years.

While fee revenue from our third-party development, construction management and property management services allows us to develop strong and key relationships with colleges and universities, this area has over time become a smaller portion of our operations due to the continued focus on and growth of our wholly-owned property portfolio. Nevertheless, we believe these services continue to provide synergies with respect to our ability to identify, close, and successfully operate student housing properties.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions in certain circumstances that affect amounts reported in our consolidated and combined financial statements and related notes. In preparing these financial statements, management has utilized all available information, including its past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. It is possible that the ultimate outcome anticipated by management in formulating its estimates may not be realized. Application of the critical accounting policies below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In addition, other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies.

Revenue and Cost Recognition of Third-Party Development and Management Services

Development revenues are generally recognized based on a proportional performance method based on contract deliverables, while construction revenues are recognized using the percentage of completion method, as determined by construction costs incurred relative to total estimated construction costs. For projects where our fee is based on a fixed price, any cost overruns incurred during construction, as compared to the original budget, will reduce the net fee generated on those projects. Incentive fees are generally recognized when the project is complete and performance has been agreed upon by all parties, or when performance has been verified by an independent third-party.

We also evaluate the collectability of fee income and expense reimbursements generated through the provision of development and construction management services based upon the individual facts and circumstances, including the contractual right to receive such amounts in accordance with the terms of the various projects, and reserve any amounts that are deemed to be uncollectible.

Pre-development expenditures such as architectural fees, permits and deposits associated with the pursuit of third-party and owned development projects are expensed as incurred, until such time that management believes it is probable that the contract will be executed and/or construction will commence. Because we frequently incur these pre-development expenditures before a financing commitment and/or required permits and authorizations have been obtained, we bear the risk of loss of these pre-development expenditures if financing cannot ultimately be arranged on acceptable terms or we are unable to successfully obtain the required permits and authorizations. As such, management evaluates the status of third-party and owned projects that have not yet commenced construction on a periodic basis and expenses any deferred costs related to projects whose current status indicates the commencement of construction is unlikely and/or the costs may not provide future value to us in the form of revenues. Such write-offs are included in third-party development and management services expenses (in the case of third-party development projects) or general and administrative expenses (in the case of owned development projects) on the accompanying consolidated statements of operations.

Third-party management fees are generally received and recognized on a monthly basis and are computed as a percentage of property receipts, revenues or a fixed monthly amount, in accordance with the applicable management contract. Incentive management fees are recognized when the contractual criteria have been met.

Student Housing Rental Revenue Recognition and Accounts Receivable

Student housing rental revenue is recognized on a straight-line basis over the term of the contract. Ancillary and other property related income is recognized in the period earned. In estimating the collectability of our accounts receivable, we analyze the aging of resident receivables, historical bad debts, and current economic trends. These estimates have a direct impact on our net income, as an increase in our allowance for doubtful accounts reduces our net income.

Allocation of Fair Value to Acquired Properties

The price that we pay to acquire a property is impacted by many factors, including the condition of the buildings and improvements, the occupancy of the building, favorable or unfavorable financing, and numerous other factors. Accordingly, we are required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on our estimate of the fair values of such assets and liabilities. This includes, among other items, determining the value of the buildings and improvements, land, in-place tenant leases, and any debt assumed from the seller. Each of these estimates requires a great deal of judgment and some of the estimates involve complex calculations. Our calculation methodology is summarized in Note 2 to our consolidated financial statements contained in Exhibit 99.1 herein. These allocation assessments have a direct impact on our results of operations because if we were to allocate more value to land there would be no depreciation with respect to such amount or if we were to allocate more value to the buildings as opposed to allocating to the value of in-place tenant leases, this amount would be recognized as an expense over a much longer period of time, since the amounts allocated to buildings are depreciated over the estimated lives of the buildings whereas amounts allocated to in-place tenant leases are amortized over the terms of the leases (generally less than one year).

Impairment of Long-Lived Assets

On a periodic basis, management is required to assess whether there are any indicators that the value of our real estate properties may be impaired. A property’s value is considered impaired if management’s estimate of the aggregate future undiscounted cash flows to be generated by the property are less than the carrying value of the property. These estimates of cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property, thereby reducing our net income.

Capital Expenditures

We distinguish between capital expenditures necessary for the ongoing operations of our properties and acquisition-related improvements incurred within one to two years of acquisition of the related property. (Acquisition-related improvements are expenditures that have been identified at the time the property is acquired, and which we intended to incur in order to position the property to be consistent with our physical standards). We capitalize non-recurring expenditures for additions and betterments to buildings and land improvements. In addition, we generally capitalize expenditures for exterior painting, roofing, and other major maintenance projects that substantially extend the useful life of the existing assets. The cost of ordinary repairs and maintenance that do not improve the value of an asset or extend its useful life are charged to expense when incurred. Planned major repair, maintenance and improvement projects are capitalized when performed. In some circumstances, lenders require us to maintain a reserve account for future repairs and capital expenditures. These amounts are classified as restricted cash on the accompanying consolidated balance sheets, as the funds are not available to us for current use.

For our properties under development, capitalized interest is generally based on the weighted average interest rate of our total debt. Upon substantial completion of the properties, cost capitalization ceases. The total capitalized development costs are then transferred to the applicable asset category and depreciation commences. These estimates used by management require judgment, and accordingly we believe cost capitalization to be a critical accounting estimate.

Results of Operations

Comparison of the Years Ended December 31, 2011 and December 31, 2010

The following table presents our results of operations for the years ended December 31, 2011 and 2010, including the amount and percentage change in these results between the two periods.

	Year Ended December 31,
	2011	2010	Change ($)	Change (%)
Revenues:
Wholly-owned properties	$348,961	$286,032	$62,929	22.0%
On-campus participating properties	25,252	23,975	1,277	5.3%
Third-party development services	7,497	9,302	(1,805)	(19.4%)
Third-party management services	7,254	8,670	(1,416)	(16.3%)
Resident services	1,353	1,297	56	4.3%

Total revenues	390,317	329,276	61,041	18.5%

Operating expenses:
Wholly-owned properties	165,547	134,849	30,698	22.8%
On-campus participating properties	10,180	10,492	(312)	(3.0%)
Third-party development and management services	11,368	12,781	(1,413)	(11.1%)
General and administrative	12,752	11,561	1,191	10.3%
Depreciation and amortization	86,969	73,125	13,844	18.9%
Ground/facility leases	3,608	2,944	664	22.6%

Total operating expenses	290,424	245,752	44,672	18.2%

Operating income	99,893	83,524	16,369	19.6%

Nonoperating income and (expenses):
Interest income	584	187	397	212.3%
Interest expense	(52,214)	(60,144)	7,930	(13.2%)
Amortization of deferred financing costs	(5,120)	(4,436)	(684)	15.4%
Loss from unconsolidated joint ventures	(641)	(2,023)	1,382	(68.3%)
Other nonoperating income	—	5,694	(5,694)	(100.0%)

Total nonoperating expenses	(57,391)	(60,722)	3,331	(5.5%)

Income before income taxes and discontinued operations	42,502	22,802	19,700	86.4%
Income tax provision	(433)	(570)	137	(24.0%)

Income from continuing operations	42,069	22,232	19,837	89.2%

Discontinued operations:
Income (loss) attributable to discontinued operations	1,097	(1,429)	2,526	(176.8%)
Gain (loss) from disposition of real estate	14,806	(3,705)	18,511	(499.6%)

Total discontinued operations	15,903	(5,134)	21,037	(409.8%)

Net income	57,972	17,098	40,874	239.1%
Income attributable to noncontrolling interests – partially owned properties	(413)	(474)	61	(12.9%)

Net income attributable to American Campus Communities Operating Partnership, L.P.	$57,559	$16,624	$40,935	246.2%

Same Store and New Property Operations

We define our same store property portfolio as wholly-owned properties that were owned and/or operating for both of the entire periods being compared, and which are not conducting or planning to conduct substantial development or redevelopment activities or are classified as Held for Sale in accordance with generally accepted accounting principles.

Same store revenues are defined as revenues generated from our same store portfolio and consist of rental revenue earned from student leases as well as other income items such as utility income, damages, parking income, summer conference rent, application and administration fees, income from retail tenants, and income earned by one of our taxable REIT subsidiaries (“TRS”) from ancillary activities such as the provision of food services.

Same store operating expenses are defined as operating expenses generated from our same store portfolio and include usual and customary expenses incurred to operate a property such as payroll, maintenance, utilities, marketing, general and administrative costs, insurance, property taxes, and bad debt. Same store operating expenses also include an allocation of payroll and other administrative costs related to corporate management and oversight.

A reconciliation of our same store and new property operations to our consolidated statements of operations is set forth below:

	Same Store Properties		New Properties (1)		Total – All Properties (1)
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010	2011	2010
Number of properties	73	73	27	27	100	100
Number of beds	42,743	42,743	16,780	16,780	59,523	59,523

Revenues (2)	$277,034	$266,946	$73,280	$20,383	$350,314	$287,329
Operating expenses	$127,173	$124,321	$38,374	$10,528	$165,547	$134,849

(1)	Does not include 11 properties currently under construction and scheduled to open for occupancy in 2012 and 2013.
(2)	Includes revenues which are reflected as resident services revenue on the accompanying consolidated statements of operations.

Same Store Properties. Revenues increased approximately $10.1 million due primarily to an increase in average rental rates for the 2010/2011 and 2011/2012 academic years as well as an increase in average occupancy from 95.7% during the year ended December 31, 2010 to 96.7% during the year ended December 31, 2011. Future revenues will be dependent on our ability to maintain our current leases in effect for the 2011/2012 academic year and our ability to obtain appropriate rental rates and desired occupancy for the 2012/2013 academic year at our various properties during our leasing period, which typically begins in January and ends in August.

Operating expenses increased approximately $2.9 million due primarily to increased utility, maintenance and payroll costs incurred during the year ended December 31, 2011 as compared with 2010 as a result of higher occupancy at the properties. These increases were offset by a decrease to property tax expense for the year December 31, 2011 due to the successful resolution of property tax appeals for certain of our same store properties for tax years ranging from 2009-2011. We anticipate that operating expenses for our same store property portfolio in 2012 will increase slightly as compared with 2011 as a result of general inflation.

New Property Operations. Our new properties consist of the following: (i) 14-property Fidelity Portfolio; (ii) 2nd Avenue Centre, acquired in December 2010; (iii) Sanctuary Lofts, acquired in July 2010; (iv) Campus Trails, a property that experienced significant property damage in April 2010 as a result of a fire in which 72 beds were destroyed and reopened for occupancy in August 2011; (v) four owned development projects that opened for occupancy in August 2011; (vi) University Shoppes – Orlando, acquired in July 2011; (vii) Eagles Trail, acquired in September 2011, (viii) Studio Green, acquired in November 2011; and (ix) 26 West and The Varsity, both acquired in December 2011. These new properties contributed an additional $52.9 million of revenues and an additional $27.8 million of operating expenses during the year ended December 31, 2011 as compared to the year ended December 31, 2010.

On-Campus Participating Properties (“OCPP”) Operations

We had four participating properties containing 4,519 beds which were operating during both years ended December 31, 2011 and 2010. Revenues from our participating properties increased to $25.3 million during the year ended December 31, 2011 from $24.0 million for the year ended December 31, 2010, an increase of $1.3 million. This increase was primarily a result of an increase in average rental rates during the year ended December 31, 2011 as compared to the prior year, as well as an increase in average occupancy from 76.9% for the year ended December 31, 2010 to 78.3% for the year ended December 31, 2011.

At these properties, operating expenses decreased from $10.5 million for the year ended December 31, 2010 to $10.2 million for the year ended December 31, 2011, a decrease of $0.3 million. This decrease was primarily due to a utility refund of approximately $0.7 million received at one of the properties in 2011, offset by general inflationary increases. We anticipate that operating expenses in 2012 will increase slightly as compared with 2011 as a result of general inflation.

Third-Party Development Services Revenue

Third-party development services revenue decreased by approximately $1.8 million, from $9.3 million during the year ended December 31, 2010 to $7.5 million for the year ended December 31, 2011. This decrease was primarily due to $6.1 million of revenue earned during the year ended December 31, 2010 from our University of California – Irvine Phase III project, which completed construction and opened for occupancy in August 2010. $4.7 million of the revenue earned in 2010 related to our participation in cost savings on the project. In addition, lower fees were recognized during the year ended December 31, 2011 as compared to the prior year for our Edinboro Phase II project, which completed construction and opened for occupancy in August 2011. These decreases were offset by the closing of bond financing and commencement of construction on our Illinois State University, Northern Illinois University and University of Wyoming projects during the year ended December 31, 2011, which in total contributed an additional $5.5 million to third-party development services revenue during the period. During the year ended December 31, 2011, we had six projects in progress with an average contractual fee of approximately $2.2 million, as compared to the year ended December 31, 2010 in which we had four projects in progress with an average contractual fee of approximately $4.0 million.

Development services revenues are dependent on our ability to successfully be awarded such projects, the amount of the contractual fee related to the project and the timing and completion of the development and construction of the project. In addition, to the extent projects are completed under budget, we may be entitled to a portion of such savings, which are recognized as revenue when performance has been agreed upon by all parties, or when performance has been verified by an independent third-party. It is possible that projects for which we have deferred pre-development costs will not close and that we will not be reimbursed for such costs. The pre-development costs associated therewith will ordinarily be charged against income for the then-current period.

Third-Party Management Services Revenue

Third-party management services revenue decreased by approximately $1.4 million, from $8.7 million for the year ended December 31, 2010 to $7.3 million for the year ended December 31, 2011. We experienced a decrease in management services revenue of approximately $1.3 million during year ended December 31, 2011 as a result of our acquisition of the Fidelity Portfolio. We anticipate third-party management services revenue to decrease slightly in 2012 primarily as a result of the discontinuation of three management contracts in early 2012 that contributed approximately $0.3 million of management services revenue during the year ended December 31, 2011.

Third-Party Development and Management Services Expenses

Third-party development and management services expenses decreased by approximately $1.4 million, from $12.8 million during the year ended December 31, 2010 to $11.4 million for the year ended December 31, 2011. This decrease was primarily a result of less activity in our management services segment due to our acquisition of the Fidelity Portfolio. We anticipate third-party development and management services expenses to increase slightly in 2012 as a result of an increase in our pursuit of ACE projects and general inflation.

General and Administrative

General and administrative expenses increased by approximately $1.2 million, from $11.6 million during the year ended December 31, 2010 to $12.8 million for the year ended December 31, 2011. This increase was primarily a result of additional salary and benefits expense, public company costs and other general inflationary factors during the year ended December 31, 2011, offset by $1.0 million of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees incurred during the year ended December 31, 2010, related to the purchase of the Fidelity Portfolio. We anticipate general and administrative expenses to increase in 2012 as a result of increased salary and benefits expense, including restricted stock award amortization, increased public company expenses, anticipated increases in travel related expenditures and general inflationary increases.

Depreciation and Amortization

Depreciation and amortization increased by approximately $13.9 million, from $73.1 million during the year ended December 31, 2010 to $87.0 million for the year ended December 31, 2011. This increase was primarily due to the following items: (i) additional depreciation and amortization expense of approximately $8.8 million recorded during the year ended December 31, 2011 related to our acquisition of the 14-property Fidelity Portfolio, (ii) additional depreciation and amortization expense of approximately $3.0 million recorded during the year ended December 31, 2011 related to the acquisition of eight other properties during 2010 and 2011; and (iii) the completion of construction and opening of four owned developments in August 2011, which contributed an additional $1.8 million of depreciation expense. We expect depreciation and amortization expense to increase significantly in 2012 as a result of properties acquired during 2011, the completion of four owned development projects in August 2011 and the anticipated completion of 11 owned development projects, currently under construction, scheduled to open for occupancy in Fall 2012.

Ground/Facility Leases

Ground/facility leases expense increased by approximately $0.7 million, from $2.9 million during the year ended December 31, 2010 to $3.6 million for the year ended December 31, 2011. This increase was primarily due to a utility refund of approximately $0.7 million received in 2011 at one of our on-campus participating properties, which increased the University’s share of the cash flow available for distribution. We anticipate ground/facility leases expense to increase in 2012 as a result of the completion of construction and commencement of operations of two ACE development projects in August 2011 and the anticipated completion of six ACE development projects, currently under construction, scheduled to open for occupancy in Fall 2012.

Interest Income

Interest income increased by approximately $0.4 million, from $0.2 million during the year ended December 31, 2010 to $0.6 million for the year ended December 31, 2011. In 2011, we entered into two option agreements to purchase two properties that will open in August 2012. As part of the option agreements, we provided mezzanine financing to the developers, for which we earn interest at a rate of 10% per annum.

Interest Expense

Interest expense decreased by approximately $7.9 million, from $60.1 million during the year ended December 31, 2010 to $52.2 million for the year ended December 31, 2011. We experienced a decrease in interest expense of approximately $6.8 million during the year ended December 31, 2011 as compared to the prior year as a result of mortgage and construction loans paid off during 2010 and 2011. In addition, interest expense decreased as a result of an increase in capitalized interest of approximately $5.3 million during the year ended December 31, 2011 as compared to the prior year due to the timing and volume of construction activities on our owned development projects during the respective periods. These decreases were offset by additional interest of approximately $2.4 million incurred during the year ended December 31, 2011 related to loans assumed in connection with our acquisition of the 14-property Fidelity Portfolio. We also incurred $2.6 million of additional interest expense on our corporate-level debt related to our new $200 million unsecured term loan which was used to repay our maturing $100 million senior secured term loan in May 2011 and increased borrowings under our revolving credit facility to partially fund property acquisitions in 2011.

We expect interest expense to increase in 2012 as a result of the timing of increased borrowings under our unsecured term loan and an anticipated unsecured bond offering in 2012, which will be slightly offset by reduced interest expense due to the payoff of mortgage debt in 2011 and mortgage debt scheduled to mature in 2012, and an increase in capitalized interest associated with our increased owned development activity.

Amortization of Deferred Financing Costs

Amortization of deferred financing costs increased approximately $0.7 million, from $4.4 million during the year ended December 31, 2010 to $5.1 million for the year ended December 31, 2011. This increase was primarily due to an additional $0.7 million of finance cost amortization recorded during the year ended December 31, 2011 in connection with finance costs paid upon the assumption of debt from our acquisition of the 14-property Fidelity Portfolio. In addition, $0.2 million of finance cost amortization was recorded during the year ended December 31, 2011 associated with finance costs incurred in connection with our new $650 million credit facility entered into in May 2011. These increases were offset by a decrease in finance cost amortization of $0.2 million as a result of mortgage debt paid off during 2010 and 2011. We expect amortization of deferred financing costs in 2012 to decrease as a result of mortgage debt paid off in 2011.

Loss from Unconsolidated Joint Ventures

Loss from unconsolidated joint ventures decreased approximately $1.4 million from $2.0 million during the year ended December 31, 2010 to $0.6 million for the year ended December 31, 2011. This decrease was due to the following items: (i) a $0.9 million decrease in our share of the loss from the joint ventures with Fidelity as a result of our purchase of the full ownership interests in the Fidelity Portfolio in September and November 2010, and (ii) a $0.5 million decrease in our share of the loss from the Hampton Roads military housing joint venture as a result of us discontinuing the application of the equity method for our investment in this joint venture.

Other Nonoperating Income

Other nonoperating income of $5.7 million for the year ended December 31, 2010 represents the following items: (i) a $4.1 million gain recorded to remeasure our equity method investments in two joint ventures with Fidelity, in which we held a 10% interest, to fair value immediately prior to our acquisitions in September and November 2010 of the remaining 90% interest in 14 properties owned by the joint ventures; and (ii) a gain on insurance settlement of $1.6 million related to a fire that occurred at one of our owned off-campus properties in April 2010. The gain represents insurance proceeds received in excess of the book value of the property written off as a result of the fire damage.

Discontinued Operations

Discontinued operations on the accompanying consolidated statements of operations includes the following wholly-owned properties: (i) Pirates Cove, a property classified as Held for Sale as of December 31, 2011, (ii) Villas on Apache, sold in April 2011 for a sales price of $14.8 million, (iii) River Club Apartments, sold in April 2011 for a sales price of $23.0 million, (iv) River Walk Townhomes, sold in April 2011 for a sales price of $9.7 million, (v) Campus Club – Statesboro, sold in May 2011 for a sales price of $34.5 million, (vi) Cambridge at Southern, sold in March 2010 for a sales price of $19.5 million, and (vii) Campus Walk – Oxford, sold in April 2010 for a sales price of $9.2 million. Refer to Note 6 in the accompanying Notes to Consolidated Financial Statements contained in Exhibit 99.1 herein for a table summarizing the results of operations of the properties classified within discontinued operations.

Comparison of the Years Ended December 31, 2010 and December 31, 2009

The following table presents our results of operations for the years ended December 31, 2010 and 2009, including the amount and percentage change in these results between the two periods.

	Year Ended December 31,
	2010	2009	Change($)	Change(%)
Revenues:
Wholly-owned properties	$286,032	$252,421	$33,611	13.3%
On-campus participating properties	23,975	22,727	1,248	5.5%
Third-party development services	9,302	5,015	4,287	85.5%
Third-party management services	8,670	8,795	(125)	(1.4%)
Resident services	1,297	1,115	182	16.3%

Total revenues	329,276	290,073	39,203	13.5%

Operating expenses:
Wholly-owned properties	134,849	121,773	13,076	10.7%
On-campus participating properties	10,492	10,200	292	2.9%
Third-party development and management services	12,781	11,250	1,531	13.6%
General and administrative	11,561	10,955	606	5.5%
Depreciation and amortization	73,125	70,048	3,077	4.4%
Ground/facility leases	2,944	2,107	837	39.7%

Total operating expenses	245,752	226,333	19,419	8.6%

Operating income	83,524	63,740	19,784	31.0%

Nonoperating income and (expenses):
Interest income	187	118	69	58.5%
Interest expense	(60,144)	(58,225)	(1,919)	3.3%
Amortization of deferred financing costs	(4,436)	(3,232)	(1,204)	37.3%
Loss from unconsolidated joint ventures	(2,023)	(2,073)	50	(2.4%)
Other nonoperating income	5,694	402	5,292	1,316.4%

Total nonoperating expenses	(60,722)	(63,010)	2,288	(3.6%)

Income before income taxes and discontinued operations	22,802	730	22,072	3,023.6%
Income tax provision	(570)	(540)	(30)	5.6%

Income from continuing operations	22,232	190	22,042	11,601.1%

Discontinued operations:
Loss attributable to discontinued operations	(1,429)	(3,292)	1,863	(56.6%)
Loss from disposition of real estate	(3,705)	(9,358)	5,653	(60.4%)

Total discontinued operations	(5,134)	(12,650)	7,516	(59.4%)

Net income (loss)	17,098	(12,460)	29,558	(237.2%)
Income attributable to noncontrolling interests – partially owned properties	(474)	(493)	19	(3.9%)

Net income (loss) attributable to American Campus Communities Operating Partnership, L.P.	$16,624	$(12,953)	$29,577	(228.3%)

Wholly-Owned Properties Operations

	Same Store Properties		New Properties (1)		Total – All Properties (1)
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009	2010	2009
Number of properties	72	72	19	19	91	91
Number of beds	41,026	41,026	12,618	12,618	53,644	53,644

Revenues (2)	$255,216	$245,960	$32,113	$7,576	$287,329	$253,536
Operating expenses	$121,073	$119,500	$13,776	$2,273	$134,849	$121,773

(1)

Does not include four properties that were under construction as of December 31, 2010, which opened for occupancy in August 2011, and five properties included in discontinued operations on the accompanying consolidated statements of operations.

(2)	Includes revenues which are reflected as resident services revenue on the accompanying consolidated statements of operations.

Same Store Properties. Revenues increased approximately $9.2 million due primarily to an increase in average occupancy from 93.5% during the year ended December 31, 2009 to 96.6% during the year ended December 31, 2010. Operating expenses increased approximately $1.6 million due primarily to increased utilities costs as a result of higher occupancy at the properties and maintenance costs incurred during the year ended December 31, 2010 as compared with 2009. These increases were offset by a decrease in marketing costs incurred during the prior year in order to stimulate leasing velocity for the 2009/2010 academic year.

New Property Operations. Our new properties consist of the following: (i) 14-property Fidelity Portfolio; (ii) 2nd Avenue Centre, acquired in December 2010; (iii) Sanctuary Lofts, acquired in July 2010; (iv) Campus Trails, a property that experienced significant property damage in April 2010 as a result of a fire in which 72 beds were destroyed and reopened for occupancy in August 2011; (v) University Heights, acquired in March 2010; and (vi) Barrett Honors College at Arizona State University, which completed construction and opened for occupancy in August 2009. These new properties contributed an additional $24.5 million of revenues and an additional $11.5 million of operating expenses during the year ended December 31, 2010 as compared to the year ended December 31, 2009.

On-Campus Participating Properties (“OCPP”) Operations

We had four participating properties containing 4,519 beds which were operating during both years ended December 31, 2010 and 2009. Revenues from our participating properties increased to $24.0 million during the year ended December 31, 2010 from $22.7 million for the year ended December 31, 2009, an increase of $1.3 million. This increase was primarily a result of an increase in average rental rates during the year ended December 31, 2010 as compared to the prior year, as well as an increase in average occupancy from 74.7% for the year ended December 31, 2009 to 76.9% for the year ended December 31, 2010.

At these properties, operating expenses increased from $10.2 million for the year ended December 31, 2009 to $10.5 million for the year ended December 31, 2010, an increase of $0.3 million. This increase was primarily due to an increase in bad debt expense.

Third-Party Development Services Revenue

Third-party development services revenue increased by $4.3 million, from $5.0 million during the year ended December 31, 2009 to $9.3 million for the year ended December 31, 2010. This increase was primarily due to $4.7 million of revenue earned during the year ended December 31, 2010 related to our participation in cost savings on the University of California – Irvine Phase III project, which completed construction and opened for occupancy in August 2010. During the year ended December 31, 2010, we had four projects in progress with an average contractual fee of approximately $4.0 million, as compared to the year ended December 31, 2009 in which we had five projects in progress with an average contractual fee of approximately $3.4 million.

Third-Party Management Services Revenue

Third-party management services revenue decreased by $0.1 million from $8.8 million for the year ended December 31, 2009 to $8.7 million for the year ended December 31, 2010. We experienced a decrease in management services revenue of $0.4 million during the year ended December 31, 2010 as a result of our September and November 2010 purchases of the Fidelity Portfolio. This decrease was offset by additional revenue of $0.6 million related to our Hampton Roads property, which completed the final phase of construction in July 2010. The remainder of the variance is due to contracts that terminated during 2009 and 2010, offset by new contracts obtained during the same periods.

Third-Party Development and Management Services Expenses

Third-party development and management services expenses increased by $1.5 million, from $11.3 million during the year ended December 31, 2009 to $12.8 million for the year ended December 31, 2010. This increase was primarily the result of approximately $0.9 million in reserves recorded during the year ended December 31, 2010 on predevelopment costs incurred for third-party development projects and accounts receivable from third-party management contracts. Additionally, we incurred an additional $0.4 million of expense during the year ended December 31, 2010 related to a third-party development project at Boise State University that did not move forward using us as developer due to the University’s decision to proceed with building a portion of the project themselves utilizing traditional University debt.

General and Administrative

General and administrative expenses increased by $0.6 million, from $11.0 million during the year ended December 31, 2009 to $11.6 million for the year ended December 31, 2010. This increase was primarily a result of $1.0 million of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees incurred for property acquisitions completed during the year ended December 31, 2010.

Depreciation and Amortization

Depreciation and amortization increased by $3.1 million, from $70.0 million during the year ended December 31, 2009 to $73.1 million for the year ended December 31, 2010. This increase was primarily due to the following items: (i) additional depreciation and amortization expense of approximately $4.1 million recorded during the year ended December 31, 2010 related to our acquisition of the 14-property Fidelity Portfolio; (ii) additional depreciation and amortization expense of approximately $1.4 million recorded during the year ended December 31, 2010 as compared to the same period in 2009 related to renovation projects completed during 2009 and 2010 at several of the properties acquired from GMH; and (iii) the opening of Barrett Honors College in August 2009 and three other properties acquired in March, July and December 2010, which contributed an additional $3.5 million of depreciation and amortization expense during the year ended December 31, 2010 as compared to the prior year. These increases were offset by amortization expense of approximately $8.3 million related to the value assigned to in-place leases at the properties acquired from GMH, which was fully amortized by the end of 2009.

Ground/Facility Leases

Ground/facility leases expense increased by $0.8 million, from $2.1 million during the year ended December 31, 2009 to $2.9 million for the year ended December 31, 2010. This increase was primarily due to improved operating results at our on-campus participating properties, which increased our share of the cash flow available for distribution.

Interest Expense

Interest expense increased by $1.9 million, from $58.2 million during the year ended December 31, 2009 to $60.1 million for the year ended December 31, 2010. During the year ended December 31, 2010, we incurred an additional $2.4 million of interest related to loans assumed in connection with our acquisition of the 14-property Fidelity Portfolio. We also incurred an additional $1.8 million in interest expense during the year ended December 31, 2010 related to our Freddie Mac revolving credit facility entered into in September 2009, as well as an additional

$0.3 million of interest expense in 2010 related to the timing of draws and paydowns on our $225 million revolving credit facility. In addition, interest expense increased as a result of a decrease in capitalized interest of $1.7 million during the year ended December 31, 2010 as compared to the prior year due to the timing and volume of construction activities on our owned development projects during the respective periods. These increases were offset by a decrease in interest expense of approximately $3.6 million during the year ended December 31, 2010 as compared to the prior year as a result of mortgage loans paid off during 2009 and 2010. The remaining decrease in interest expense during the year ended December 31, 2010 is primarily a result of scheduled repayments of principal on our amortizing mortgage debt.

Amortization of Deferred Financing Costs

Amortization of deferred financing costs increased approximately $1.2 million, from $3.2 million during the year ended December 31, 2009 to $4.4 million for the year ended December 31, 2010, primarily due to an additional $1.3 million of finance cost amortization incurred during the year ended December 31, 2010 related to the refinancing of our secured revolving credit facility in August 2009 and the Freddie Mac revolving credit facility entered into in September 2009. We also incurred an additional $0.2 million of finance cost amortization in connection with finance costs paid upon the assumption of debt from our acquisition of the 14-property Fidelity Portfolio. These increases were offset by a decrease in finance cost amortization of $0.3 million as a result of mortgage loans paid off during 2009 and 2010.

Loss from Unconsolidated Joint Ventures

Loss from unconsolidated joint ventures decreased approximately $0.1 million from $2.1 million during the year ended December 31, 2009 to $2.0 million for the year ended December 31, 2010. This decrease was primarily a result of our purchase of the full ownership interests in the Fidelity Portfolio in September and November 2010.

Other Nonoperating Income

Other nonoperating income of $5.7 million for the year ended December 31, 2010 represents the following items: (i) a $4.1 million gain recorded to remeasure our equity method investments in two joint ventures with Fidelity, in which we held a 10% interest, to fair value immediately prior to our acquisitions in September and November 2010 of the remaining 90% interest in 14 properties owned by the joint ventures; and (ii) a gain on insurance settlement of $1.6 million related to a fire that occurred at one of our owned off-campus properties in April 2010. Other nonoperating income of $0.4 million for the year ended December 31, 2009 represents tax incentive amounts received in cash in excess of our estimate of the future potential benefit of the tax incentive recorded upon acquisition of a property located in Ypsilanti, Michigan. Upon acquisition of this property in February 2007, any future potential benefit of such tax incentive was assumed from the seller.

Discontinued Operations

Discontinued operations on the accompanying consolidated statements of operations includes the following wholly-owned properties: (i) Pirates Cove, a property classified as Held for Sale as of December 31, 2011, (ii) Villas on Apache, sold in April 2011 for a sales price of $14.8 million, (iii) River Club Apartments, sold in April 2011 for a sales price of $23.0 million, (iv) River Walk Townhomes, sold in April 2011 for a sales price of $9.7 million, (v) Campus Club – Statesboro, sold in May 2011 for a sales price of $34.5 million, (vi) Cambridge at Southern, sold in March 2010 for a sales price of $19.5 million, (vii) Campus Walk – Oxford, sold in April 2010 for a sales price of $9.2 million, and (viii) Riverside Estates, sold in December 2009 for a sales price of $18.2 million. Refer to Note 6 in the accompanying Notes to Consolidated Financial Statements contained in Exhibit 99.1 herein for a table summarizing the results of operations of the properties classified within discontinued operations.

Liquidity and Capital Resources

Cash Balances and Cash Flows

As of December 31, 2011, excluding our on-campus participating properties, we had $37.0 million in cash and cash equivalents and restricted cash as compared to $131.5 million in cash and cash equivalents and restricted cash as of December 31, 2010. Restricted cash primarily consists of escrow accounts held by lenders and resident security deposits, as required by law in certain states. The following discussion relates to changes in cash due to operating, investing and financing activities, which are presented in our Consolidated Statements of Cash Flows included in Exhibit 99.1 herein.

Operating Activities: For the year ended December 31, 2011, net cash provided by operating activities was approximately $131.0 million, as compared to $115.9 million for the year ended December 31, 2010, an increase of $15.1 million. This increase in cash provided by operating activities was primarily due to operating cash flows provided from the timing of the acquisition of 17 properties in 2010 and five properties in 2011, the completion of construction and opening of four owned development projects in August 2011, and improved operations at our same store wholly-owned properties.

Investing Activities: Investing activities utilized approximately $440.3 million and $244.5 million for the years ended December 31, 2011 and 2010, respectively. The $195.8 million increase in cash utilized in investing activities was primarily a result of the following: (i) a $157.7 million increase in cash used to fund the construction of our wholly-owned development properties as 15 wholly-owned properties were under construction during the year ended December 31, 2011, of which four were completed and opened for occupancy in August 2011, while four wholly-owned properties were under construction during the year ended December 31, 2010; (ii) an $82.4 million increase in cash paid to acquire properties as we acquired five unencumbered properties in 2011 as compared to 17 properties in 2010, of which 14 of the properties were encumbered with $247.8 million of property-level mortgage debt; (iii) entered into two option agreements to purchase two properties scheduled to open in August 2012 and as part of these agreements, we provided mezzanine financing to the respective developers totaling $7.1 million; (iv) paid cash of $3.3 million during the year ended December 31, 2011 to acquire the remaining noncontrolling interest from third party partners in joint ventures that own and operate two wholly-owned properties; and (v) acquired a 79.5% interest in a partnership that owns a property, including loaning $24.9 million to the seller to retain a 20.5% noncontrolling interest in the property. These increases in cash utilized in investing activities were primarily offset by a $78.3 million increase in net proceeds received from property dispositions. Four unencumbered wholly-owned properties were sold during the year ended December 31, 2011 as compared to two encumbered wholly-owned properties during the year ended December 31, 2010.

Financing Activities: Cash provided by financing activities totaled approximately $218.2 million and $176.0 million for the years ended December 31, 2011 and 2010, respectively. The $42.2 million increase in cash provided by financing activities was primarily a result of the following: (i) a $381.0 million increase in proceeds (net of paydowns) received from our corporate credit facilities during the year ended December 31, 2011, which was used toward the acquisition of properties and the pay-off of maturing mortgage and construction debt; (ii) a $29.4 million increase in proceeds from construction loans used to partially fund the construction of three wholly-owned development properties, scheduled to open for occupancy in August 2012; and (iii) a $7.7 million increase in the change of our construction accounts payable balance as a result of an increase in development activity financed with construction loans in 2011 as compared to 2010. These increases were offset by (i) a $167.7 million decrease in net contributions from ACC in exchange for the issuance of common units; (ii) a $189.2 million increase in cash used to pay-off maturing mortgage and construction debt; (iii) a $16.9 million increase in distributions paid to common unitholders during the year ended December 31, 2011, as a result of the issuance of common units in connection with the ACC’s August 2010 equity offering and ATM Equity Programs; and (iv) a $3.9 million increase in debt issuance and assumption costs as a result of $6.4 million paid to close on a combined $650 million credit facility in May 2011, offset by $1.8 million in debt assumption costs during the year ended December 31, 2010 associated with mortgage debt assumed in connection with property acquisitions.

Liquidity Needs, Sources and Uses of Capital

As of December 31, 2011, our short-term liquidity needs included, but were not limited to, the following: (i) anticipated distribution payments to our common unitholders totaling approximately $100.2 million based on an assumed annual cash distribution of $1.35 per unit based on the number of our common units outstanding as of December 31, 2011, (ii) anticipated distribution payments to our preferred unitholders totaling approximately $0.2 million based on a cumulative preferential per annum cash distribution rate of 5.99% based on the number of preferred units outstanding as of December 31, 2011, (iii) the pay-off of approximately $78.3 million of fixed-rate mortgage debt scheduled to mature during the next 12 months, (iv) estimated development costs over the next 12 months totaling approximately $224.3 million for 11 wholly-owned properties currently under construction, (v) funds for other development projects scheduled to commence construction during the next 12 months, and (vi) potential future property acquisitions.

We expect to meet our short-term liquidity requirements by (i) borrowing under our existing credit facilities and construction loans discussed below, (ii) potentially disposing of properties depending on market conditions, (iii) issuing securities, including common stock, under the Company’s $300 million at-the-market (“ATM”) share offering program, and (iv) utilizing net cash provided by operations. In addition, during the fourth quarter of 2011, the Company was assigned a “Baa3” issuer rating by Moody’s Investors Service and a “BBB-” corporate credit rating by Standard & Poor’s Ratings Services. Both ratings are considered “investment grade” and indicated a stable outlook for the Company. These ratings potentially provide us with access to the unsecured bond market, an additional avenue that can be used to fund our liquidity needs.

We may seek additional funds to undertake initiatives not contemplated by our business plan or obtain additional cushion against possible shortfalls. We also may pursue additional financing as opportunities arise. Future financings may include a range of different sizes or types of financing, including the incurrence of additional secured debt and the sale of additional debt or equity securities. These funds may not be available on favorable terms or at all. Our ability to obtain additional financing depends on several factors, including future market conditions, our success or lack of success in penetrating our markets, our future creditworthiness, and restrictions contained in agreements with our investors or lenders, including the restrictions contained in the agreements governing our revolving credit facilities and term loan. These financings could increase our level of indebtedness or result in dilution to the Company’s equity holders.

ATM Equity Programs

As discussed in more detail in Note 12 in the accompanying Notes to Consolidated Financial Statements contained in Exhibit 99.1 herein, during 2010 and 2011, ACC utilized its ATM share offering programs to sell shares of its common stock into the existing trading market at current market prices. For each share of common stock sold by ACC, the Operating Partnership issued a corresponding common unit to ACC in exchange for the contribution of proceeds from the stock issuance. As of December 31, 2011, ACC had approximately $224.7 million available for issuance under its 2011 ATM Equity Program.

Unsecured Credit Facility

As discussed in more detail in Note 11 in the accompanying Notes to Consolidated Financial Statements contained in Exhibit 99.1 herein, in May 2011, we entered into a Third Amended and Restated Credit Agreement (the “Credit Facility”). Pursuant to the new Credit Facility, which includes an unsecured revolving credit facility and an unsecured term loan, the size of the combined facility was increased to $650 million and certain maturity dates were extended. We also have interest rate swaps that effectively fix the interest rate to 3.70% (1.80% + 1.90% spread) on $100 million of the $200 million outstanding balance of the new unsecured term loan. Refer to Note 14 in the accompanying Notes to Consolidated Financial Statements contained in Exhibit 99.1 herein for a more detailed discussion of our derivative instruments and hedging activities.

As of December 31, 2011, the balance outstanding on our revolving credit facility totaled $273.0 million, bearing interest at a weighted average annual rate of 2.19%, and availability under the revolving credit facility totaled approximately $175.9 million. The terms of the combined Credit Facility include certain restrictions and covenants, as discussed more fully in Note 11 in the accompanying Notes to Consolidated Financial Statements contained in Exhibit 99.1 herein, including covenants that restrict the amount of distributions that we can pay. As of December 31, 2011, we were in compliance with all such covenants.

Secured Agency Facility

As discussed in more detail in Note 11 in the accompanying Notes to Consolidated Financial Statements contained in Exhibit 99.1 herein, we also have a $125 million secured revolving credit facility with a Freddie Mac lender. As of December 31, 2011, the balance outstanding on the facility totaled $116.0 million, bearing interest at a weighted average annual rate of 2.47%. The secured agency facility includes some, but not all, of the same financial covenants as the Credit Facility, as described above. As of December 31, 2011, we were in compliance with all such covenants.

Distributions

Distributions to common unitholders are at the discretion of the Board of Directors. We may use borrowings under our unsecured revolving credit facility to fund distributions. The Board of Directors considers a number of factors when determining distribution levels, including market factors and our Company’s performance in addition to REIT requirements.

On January 27, 2012, ACC declared a fourth quarter 2011 distribution per share of $0.3375, which was paid on February 24, 2012 to all common unitholders of record as of February 13, 2012. At the same time, the Operating Partnership paid the quarterly cumulative preferential distribution to holders of Series A Preferred Units.

Recurring Capital Expenditures

Recurring capital expenditures represent expenditures that are recurring in nature to maintain a property’s income, value, and competitive position within the market. Recurring capital expenditures typically include, but are not limited to, appliances, furnishings, carpeting and flooring, HVAC equipment, and kitchen/bath cabinets. Maintenance and repair costs incurred during our annual turn process due to normal wear and tear by residents are expensed as incurred. Recurring capital expenditures exclude expenditures that were taken into consideration when underwriting the purchase of a property and are considered necessary to bring the property up to our operating standards, as well as capital expenditures for renovations, community repositioning, and other revenue-enhancing projects. Additionally, we are required by certain of our lenders to contribute amounts to reserves for capital repairs and improvements at their mortgaged properties, which may exceed the amount of capital expenditures actually incurred by us during those periods.

Our historical recurring capital expenditures at our wholly-owned properties are set forth below:

	As of and for the Year Ended December 31,
	2011	2010	2009
Average beds	56,418	50,506	47,223
Total recurring capital expenditures	$11,101	$10,136	$9,190
Average per bed	$197	$201	$195

Pre-Development Expenditures

Our third-party and owned development activities have historically required us to fund pre-development expenditures such as architectural fees, permits and deposits. The closing and/or commencement of construction of these development projects is subject to a number of risks such as our inability to obtain financing on favorable terms and delays or refusals in obtaining necessary zoning, land use, building, and other required governmental permits and authorizations As such, we cannot always predict accurately the liquidity needs of these activities. We frequently incur these pre-development expenditures before a financing commitment and/or required permits and authorizations have been obtained. Accordingly, we bear the risk of the loss of these pre-development expenditures if financing cannot ultimately be arranged on acceptable terms or we are unable to successfully obtain the required permits and authorizations. Historically, our third-party and owned development projects have been successfully structured and financed; however, these developments have at times been delayed beyond the period initially scheduled, causing revenue to be recognized in later periods. As of December 31, 2011, we have deferred approximately $17.0 million in pre-development costs related to third-party and owned development projects that have not yet commenced construction.

Indebtedness

As of December 31, 2011, we had approximately $1,442.4 million of outstanding consolidated indebtedness (excluding net unamortized debt discounts and debt premiums of approximately $5.2 million and $10.3 million, respectively), comprised of a $200.0 million balance on our unsecured term loan, $116.0 million balance on our secured agency facility, $273.0 million balance on our unsecured revolving credit facility, $774.1 million in mortgage and construction loans secured by our wholly-owned properties, $32.1 million in mortgage loans secured by two phases of an on-campus participating property and $47.2 million in bond issuances secured by three of our on-campus participating properties. The weighted average interest rate on our consolidated indebtedness as of December 31, 2011 was 4.35% per annum. As of December 31, 2011, approximately 42.9% of our total consolidated indebtedness was variable rate debt, comprised of our secured agency facility, unsecured revolving credit facility, unsecured term loan and three construction loans discussed below.

Wholly-Owned Properties

Mortgage debt: The weighted average interest rate of the $744.7 million of wholly-owned mortgage debt was 5.57% per annum as of December 31, 2011. Each of the mortgage loans is a non-recourse obligation subject to customary exceptions. Each of these mortgages has a 30-year amortization, and none are cross-defaulted or cross-collateralized to any other indebtedness. The loans generally may not be prepaid prior to maturity; in certain cases prepayment is allowed, subject to prepayment penalties.

Construction loans: The development and construction of two on-campus ACE properties (The Suites and Hilltop Townhomes), which are scheduled to complete construction and open for occupancy in August 2012, are partially financed on a combined basis with a $45.4 million construction loan. For each borrowing we have the option of choosing the Prime rate or one-, two-, three-, or six-month LIBOR plus 2.35%. The loan requires payments of interest only during the term of the loan and any accrued interest and outstanding borrowings become due on the maturity date of May 16, 2014. The term of loan can be extended through May 2016 through the exercise of two 12-month extension options. As of December 31, 2011, the balance outstanding on the construction loan totaled $5.2 million, bearing interest at a weighted average rate per annum of 2.63%.

In addition, the development and construction of University Pointe at College Station, an on-campus ACE property scheduled to complete construction and open for occupancy in September 2012, is partially financed with a $57.5 million construction loan. For each borrowing we have the option of choosing the Prime rate or one-, two-, three-, or six-month LIBOR plus 2.65%. The loan requires payments of interest only during the term of the loan and any accrued interest and outstanding borrowings become due on the maturity date of December 2, 2013. The term of loan can be extended through December 2017 through the exercise of two 24-month extension options. As of December 31, 2011, the balance outstanding on the construction loan totaled $19.3 million, bearing interest at a weighted average rate per annum of 2.92%.

In addition, as discussed in more detail in Note 7 in the accompanying Notes to Consolidated Financial Statements contained in Exhibit 99.1, we are consolidating a variable interest entity (“VIE”) that owns the University Edge property located in Kent, Ohio. As a result, our construction loan payable balance includes $4.9 million related to the construction loan that is financing the development and construction of this property, which is anticipated to be complete in August 2012. The total amount of the construction loan is $24.8 million, bearing interest at 3.0% as of December 31, 2011. The loan matures on January 29, 2014. As the Operating Partnership is not legally a party to this loan, and is only including the loan in its consolidated financial statements to comply with accounting guidance related to VIE’s, the creditor of this construction loan does not have recourse to the assets of the Operating Partnership.

On-Campus Participating Properties

Bonds: As discussed in Note 11 in the Notes to Consolidated Financial Statements contained in Exhibit 99.1 herein, three of our on-campus participating properties are 100% financed with project-based taxable bonds. As of December 31, 2011, the bonds carry a balance of $47.2 million and bear interest at a weighted average rate of 7.53%. The loans encumbering the leasehold interests are non-recourse, subject to customary exceptions.

Mortgage loans: The Cullen Oaks Phase I and Phase II on-campus participating properties are currently encumbered by mortgage loans with balances as of December 31, 2011 of approximately $16.0 million and $16.1 million, respectively. The loans mature in February 2014 and bear interest at a rate of LIBOR plus 1.35%. In connection with these loans, we entered into an interest rate swap agreement effective February 15, 2007 through February 15, 2014, that is designated to hedge our exposure to fluctuations on interest payments attributed to changes in interest rates associated with payments on the loans. Under the terms of the interest rate swap agreement, we pay a fixed rate of 6.69% per annum and receive a floating rate of LIBOR plus 1.35%. We have guaranteed payment of this property’s indebtedness.

Off Balance Sheet Items

As discussed in Note 17 in the accompanying Notes to Consolidated Financial Statements contained in Exhibit 99.1 herein, we continue to hold a 10% equity interest in an unconsolidated joint venture with mortgage debt outstanding of approximately $18.2 million as of December 31, 2011. The Operating Partnership serves as non-recourse, carve-out guarantor of this debt, which means we are liable to the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with certain non-recourse exceptions in connection with the debt. Pursuant to the limited liability company agreement, the joint venture agreed to indemnify, defend and hold harmless the Operating Partnership with respect to such obligations, except to the extent such obligations were caused by the willful misconduct, gross negligence, fraud or bad faith of the Operating Partnership or its employees, agents or affiliates.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2011:

	Total	2012	2013	2014	2015	2016	Thereafter
Long-term debt (1) (2)	$1,662,458	$147,036	$162,378	$572,374	$421,136	$182,250	$177,284
Owned development projects (3)	224,254	224,254	—	—	—	—	—
Operating leases (4)	149,057	4,552	4,088	4,011	3,948	3,875	128,583
Pre-sale contract (5)	26,600	26,600	—	—	—	—	—
Capital leases	461	461	—	—	—	—	—

	$2,062,830	$402,903	$166,466	$576,385	$425,084	$186,125	$305,867

(1)

Long-term debt obligations reflect the payment of both principal and interest. For long-term obligations with a variable interest rate, the rate in effect at December 31, 2011 was assumed to remain constant over all periods presented.

(2)

Assumes we do not exercise extension options available to us on our unsecured credit facility, which is more fully discussed in Note 11 in the accompanying Notes to Consolidated Financial Statements contained in Exhibit 99.1 herein, and our construction loans, which are discussed in Liquidity and Capital Resources contained herein.

(3)

Consists of the completion costs related to 11 owned development projects which will be funded entirely by us and are scheduled to be completed between August and September 2011. We have entered into a contract with a general contractor for certain phases of the construction of these projects. However, these contracts do not generally cover all of the costs that are necessary to place these properties into service, including the cost of furniture and marketing and leasing costs. The unfunded commitments presented include all such costs, not only those costs that we are obligated to fund under the construction contracts.

(4)

Includes minimum annual lease payments under ground/facility lease agreements entered into with university systems and other third parties. Refer to Note 16 in the accompanying Notes to Consolidated Financial Statements contained in Exhibit 99.1 herein for a more detailed discussion of our ground/facility leases.

(5)

In July 2011, we entered into a Purchase and Contribution agreement with a private developer whereby we are obligated to purchase a student housing property as long as the developer meets certain construction completion deadlines. The development of the property is anticipated to be completed in August 2012. The contractual obligation amount represents the purchase price of $31.1 million, less the mezzanine loan amount of $4.5 million that we previously funded to the developer in July 2011.

Funds From Operations (“FFO”)

The National Association of Real Estate Investment Trusts (“NAREIT”) currently defines FFO as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. We therefore believe that FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, and interest costs, among other items, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs.

We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties. Under our participating ground leases, we and the participating university systems each receive 50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (which includes significant amounts towards repayment of principal) and capital expenditures. A substantial portion of our revenues attributable to these properties is reflective of cash that is required to be used for capital expenditures and for the amortization of applicable property indebtedness. These amounts do not increase our economic interest in these properties or otherwise benefit us since our interest in the properties terminates upon the repayment of the applicable property indebtedness. Therefore, unlike the ownership of our wholly-owned properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground/facility leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, we believe it is meaningful to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on our performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating performance of the properties. This narrower measure of performance measures our profitability for these properties in a manner that is similar to the measure of our profitability from our services business where we similarly incur no initial or ongoing capital investment in a property and derive only consequential benefits from capital expenditures and debt amortization. We believe, however, that this narrower measure of performance is inappropriate in traditional real estate ownership structures where debt amortization and capital expenditures enhance the property owner’s long-term profitability from its investment.

Our FFOM may have limitations as an analytical tool because it reflects the contractual calculation of net cash flow from our on-campus participating properties, which is unique to us and is different from that of our owned off-campus properties. Companies that are considered to be in our industry may not have similar ownership structures; and therefore those companies may not calculate FFOM in the same manner that we do, or at all, limiting its usefulness as a comparative measure. We compensate for these limitations by relying primarily on our GAAP and FFO results and using FFOM only supplementally. Further, FFO and FFOM do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance, or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The following table presents a reconciliation of our net income (loss) attributable to common shareholders to FFO and FFOM:

	Year Ended December 31,
	2011	2010	2009
Net income (loss) attributable to common shareholders	$56,629	$16,210	$(12,840)
Noncontrolling interests	1,343	888	380
(Gain) loss from disposition of real estate	(14,806)	3,705	9,358
Loss from unconsolidated joint ventures	641	2,023	2,073
FFO from unconsolidated joint ventures (1)	(576)	(1,195)	246
Real estate related depreciation and amortization	87,951	75,667	75,814
Elimination of provision for asset impairment – wholly-owned properties (2) (3)	559	4,036	—
Elimination of provision for asset impairment – unconsolidated joint ventures (2) (4)	546	1,414	464

Funds from operations (“FFO”)	132,287	102,748	75,495

Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net income from on-campus participating properties	(3,074)	(1,809)	(1,319)
Amortization of investment in on-campus participating properties	(4,468)	(4,345)	(4,350)
FFO from Hampton Roads unconsolidated joint venture (5)	—	160	(288)

	124,745	96,754	69,538
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (6)	2,190	1,710	979
Management fees	1,144	1,086	1,042

Impact of on-campus participating properties	3,334	2,796	2,021
Gain on remeasurement of equity method investments (7)	—	(4,098)	—
Gain on insurance settlement (8)	—	(1,596)	—

Funds from operations – modified (“FFOM”)	$128,079	$93,856	$71,559

(1)

Represents our share of the FFO from three joint ventures in which we are or were a noncontrolling partner. Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% noncontrolling interest in the Fidelity Joint Ventures. In September and November 2010, we purchased Fidelity’s 90% interest in 14 joint venture properties. Subsequent to the acquisition, the 14 properties are now wholly-owned and are consolidated by us. One property was not acquired and will continue to be owned by one of the Fidelity Joint Ventures.

(2)

In October 2011, NAREIT issued guidance directing member companies to exclude impairment write-downs of depreciable real estate from the calculation of FFO. Previously, we had included such charges in the calculation of FFO. In order to conform to the current NAREIT guidance, we have revised our calculation of FFO for all periods presented to exclude such impairment charges. This change in presentation has no effect on FFOM for any of the periods presented, as we previously excluded such charges from FFOM.

(3)

For the year ended December 31, 2011, represents an impairment charge recorded for Pirates Cove, a wholly-owned property classified as Held for Sale as of December 31, 2011 and is included in discontinued operations for all periods presented. For the year ended December 31, 2010, represents an impairment charge recorded for Campus Walk – Oxford, a wholly-owned property that was sold in April 2010.

(4)	Represents our share of impairment charges recorded during the periods presented for properties owned through our unconsolidated Fidelity Joint Ventures.
(5)

Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the Company’s participation in the economics of the transaction.

(6)

50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Amounts represent actual cash received for the year-to-date periods. As a result of using accrual-based results in interim periods and cash-based results for the year-to-date periods, the sum of reported interim results may not agree to annual cash received.

(7)

Represents non-cash gains recorded to remeasure our equity method investments in the Fidelity Joint Ventures to fair value as a result of our purchase of Fidelity’s remaining 90% interest in the 14 joint venture properties in September and November 2010.

(8)	Represents a gain on insurance settlement related to significant property damage resulting from a fire that occurred at one of our wholly-owned properties in April 2010.

Inflation

Our leases do not typically provide for rent escalations. However, they typically do not have terms that extend beyond 12 months. Accordingly, although on a short term basis we would be required to bear the impact of rising costs resulting from inflation, we have the opportunity to raise rental rates at least annually to offset such rising costs. However, a weak economic environment or declining student enrollment at our principal universities may limit our ability to raise rental rates.